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                       [LETTERHEAD OF ANDOVER TOGS, INC.]


                                              Contact:  William L. Cohen
                                                        Chief Executive Officer

                                                        (212) 244-0700


FOR IMMEDIATE RELEASE

                    ANDOVER TOGS ANNOUNCES BANKRUPTCY FILING

NEW YORK, NEW YORK, March 19, 1996 -- ANDOVER TOGS, INC. (NASDAQ;ATOG) announced that its Board of Directors has authorized the filing of a Petition under Chapter 11 of the Federal Bankruptcy Code. The Petition is being filed today.

        On March 5, 1996, the Company announced a fiscal 1995 loss of $4,279,000. The Company also disclosed that as a result of the loss, the Company ceased to be in compliance with many of the financial covenants in its various credit agreements, causing defaults under those agreements.

        During the last two weeks, intensive negotiations have been conducted on an almost continuous basis among the Company, its principal stockholders, existing bank lenders and prospective lenders and investors in an effort to obtain ongoing financing. The negotiations have not been successful and the Company has been unable to obtain the financing necessary to enable it to continue its operations outside of the protection of the Bankruptcy Court.

        Accordingly, the Company is today filing a petition seeking protection under the reorganization provisions of Chapter 11 of the Federal Bankruptcy Code. The Company is exploring opportunities for possible debtor in possession financing to enable the Company to continue operations for a period of time. During that period the Company may seek purchasers for portions of its business on a going concern basis and otherwise seek to maximize values. There is no assurance that these efforts will be successful. In the event that the Company is unable to obtain debtor in possession financing so as to enable it to continue operations, the Company will have no choice other than to liquidate on as orderly a basis as possible.